QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Centerpoint Properties Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CENTERPOINT PROPERTIES TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2004

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CenterPoint Properties Trust (the "Company") will be held at 1808 Swift Drive, Oak Brook, Illinois on Tuesday, May 18, 2004 at 11:00 a.m., Central Daylight Time, for the following purposes:

  1.
  to elect ten trustees to serve until the next annual meeting of shareholders or special meeting of shareholders held in place thereof and until their respective successors are elected and qualified;

  2.
  to approve an amendment to the Declaration of Trust increasing the authorized number of shares of beneficial interest (the "Shares") from sixty million (60,000,000) Shares, consisting of fifty million (50,000,000) Common Shares and ten million (10,000,000) Preferred Shares, to one hundred thirty million (130,000,000) Shares, consisting one hundred twenty million (120,000,000) Common Shares and ten million (10,000,000) Preferred Shares;

  3.
  to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Board of Trustees has fixed the close of business on March 22, 2004 as the record date for the determination of common shareholders entitled to vote at the meeting. Only those shareholders of record at the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting of Shareholders and wish to vote in person, your proxy will not be used.

By Order of the Board of Trustees,
Paul S. Fisher Secretary
April [ ], 2004 Oak Brook, Illinois

CENTERPOINT PROPERTIES TRUST
1808 Swift Road
Oak Brook, Illinois 60523

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 18, 2004

        This proxy statement is furnished to holders of the Common Shares ("Common Shares" or "Shares") of Beneficial Interest, par value $.001 per share, of CENTERPOINT PROPERTIES TRUST (hereinafter called the "Company") in connection with the solicitation of proxies by the Board of Trustees of the Company to be used at the Annual Meeting of Shareholders of the Company to be held at 1808 Swift Drive, Oak Brook, Illinois on Tuesday, May 18, 2004 at 11:00 a.m., Central Daylight Time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

        If the accompanying form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not yet been exercised. Unless otherwise directed in proxies received, the persons named in the accompanying form of proxy will vote such proxy for election to the board of the nominees named below. It is anticipated that this proxy statement and the enclosed proxy will be first mailed to record holders of the Company's Common Shares on or about April [    ], 2004.

        The Board of Trustees has fixed the close of business on March 22, 2004 as the record date for the determination of shareholders entitled to receive notice of and vote at the Annual Meeting of Shareholders. As of March 22, 2004, the Company had outstanding 23,476,838 Common Shares.

        Each Common Share is entitled to one vote on each matter presented. At the Annual Meeting, inspectors of election will determine whether there is a quorum present. A quorum is required to conduct any business at the meeting. For a quorum to be present, the holders of a majority of the outstanding Common Shares must be present in person or by proxy. If you mark your proxy card "abstain," or if your proxy is held in street name by your broker and it is not voted on all proposals, your proxy will nonetheless be counted as present for purposes of determining a quorum. Similarly, in the event a nominee holding Shares for beneficial owners votes on certain matters pursuant to discretionary authority or instruction from the beneficial owners, but with respect to one or more other matters does not receive instructions from the beneficial owners and does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the meeting for quorum purposes, but will not be deemed to have voted on such other matters.

        Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received voting instructions from beneficial owners. Consequently, brokers holding Common Shares in street name who do not receive voting instructions are entitled to vote on the election of trustees of the Company but are not entitled to vote to approve the amendment to the Declaration of Trust.

        The Company will pay any and all of the costs of soliciting these proxies. Our trustees and employees may solicit proxies in person, by telephone or by other electronic means of communication. The Company will not compensate these trustees and employees additionally for this solicitation, but the Company may reimburse them for any out-of-pocket expenses that they incur in the process of soliciting the proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward any solicitation materials to their principals, and the Company will reimburse them for any out-of-pocket expenses which they reasonably incur in the process of forwarding the materials.

SHAREHOLDER PROPOSALS AND DISCRETIONARY
AUTHORITY FOR THE 2005 ANNUAL MEETING

        The Company must receive written notice of a shareholder's intention to introduce a nomination for trustee or other item of business at the 2005 Annual Meeting of Shareholders not less than 60 days or more than 90 days prior to the date fixed by the Board of Trustees for such meeting. The notice must be received by the Company's Secretary and must satisfy the procedures set forth in the Company's Declaration of Trust. In the event that the Company gives less than 70 days' notice to shareholders of the date of such meeting, then written notice of an item of business by a shareholder will be timely if it is received by the tenth day following the day on which the Company mailed the notice of the date of the meeting. In addition, any proposal of a shareholder intended to be included in the proxy statement and form of proxy for the Company's 2005 Annual Meeting of Shareholders must be received by the Company no later than December 2, 2004 and must otherwise comply with the rules of the Securities and Exchange Commission.

ELECTION OF TRUSTEES
(Proposal 1)

        At the meeting a Board of Trustees is to be elected. The nominees for election as trustee are Nicholas C. Babson, Martin Barber, Norman R. Bobins, Alan D. Feld, Paul S. Fisher, John S. Gates, Jr., Michael M. Mullen, Thomas E. Robinson, John C. Staley and Robert L. Stovall. Each trustee elected is to hold office until the next annual meeting of shareholders or special meeting of shareholders held in place thereof, and until his successor is elected and qualified. Trustees are elected by a majority of the Shares entitled to vote represented at the meeting. If you are present and do not vote, or if you send in your proxy marked "withheld," your vote has the effect of a vote against the trustee. The Board of Trustees does not contemplate that any nominee will be unable to serve as a trustee for any reason; however, if such inability should occur prior to the meeting, the proxy holders will select another nominee to stand for election in his place and stead. The Board of Trustees recommends that the shareholders vote "FOR" the election of Messrs. Babson, Barber, Bobins, Feld, Fisher, Gates, Mullen, Robinson, Staley and Stovall.

        Following is a summary of the name, age and principal occupation or employment for the past five years of each nominee for election as a trustee and each executive officer of the Company.

Name	Age	Position
Martin Barber	59	Co-Chairman of the Board and Trustee
John S. Gates, Jr.	50	Co-Chairman of the Board, Chief Executive Officer and Trustee
Robert L. Stovall.	71	Vice Chairman of the Board and Trustee
Michael M. Mullen	49	President, Chief Operating Officer and Trustee
Paul S. Fisher	48	Executive Vice President, Secretary, Chief Financial Officer, General Counsel and Trustee
Rockford O. Kottka	53	Executive Vice President, Treasurer and Chief Accounting Officer
Paul T. Ahern	43	Executive Vice President, Chief Investment Officer and Director of Portfolio Operations
Nicholas C. Babson	57	Independent Trustee
Norman R. Bobins	61	Independent Trustee
Alan D. Feld	67	Independent Trustee
Thomas E. Robinson	56	Independent Trustee
John C. Staley	62	Independent Trustee

        Martin Barber.    Mr. Barber has been Co-Chairman of the Board since December 2001 and prior to that was the Chairman of the Board of Trustees of the Company since its formation in 1984. He has been involved in commercial real estate since 1964. In 1978, he formed Capital and Regional plc (which became publicly-traded in the London stock market in 1986) to engage in real estate and related activities in the United Kingdom, and served as its Chairman until 2002 when he became CEO and an outside Director took the chair. In 1984, together with Mr. Gates, he formed the Company to engage in real estate activities in the United States. Mr. Barber is Chairman of PRICOA Property plc ("PRICOA"), an indirect subsidiary of Prudential Financial. PRICOA is a real estate fund management group investing in continental Europe. He is a member of the Board of the British Property Federation which is the trade association of the UK property industry.

        John S. Gates, Jr.    Mr. Gates was appointed Co-Chairman of the Board and Chief Executive Officer in December 2001. Previously, he had been the President, Chief Executive Officer and a Trustee of the Company since its formation in 1984. In 1981 he co-founded the Chicago office of Jones Lang Wooton which advised foreign and domestic institutions on property investment throughout the Midwest. He received his Bachelors degree in Economics from Trinity College (Hartford). Mr. Gates is Chairman of the Board of Trustees of the Metropolitan Planning Council of Chicago and sits on the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts. He is also a member of the Board of Directors of Children's Hospital of Chicago and the Center for Urban Land Economics Research of the University of Wisconsin. Mr. Gates is an active member of the Young Presidents Organization, the Real Estate Roundtable, Urban Land Institute and the National Association of Industrial and Office Parks.

        Robert L. Stovall.    Mr. Stovall has been a Trustee of the Company since August 1993 and was appointed Vice Chairman of the Board of Trustees in July 1997. From August 1993 to July 1997, Mr. Stovall was an Executive Vice President and the Chief Operating Officer of the Company. From 1975 until he joined the Company, he served as President and Chief Executive Officer of FCLS Investors Group, Inc. ("FCLS"), a Chicago-based owner and manager of warehouse/industrial real estate which he co-founded in 1987 and the operations of which were consolidated in 1993 with those of the Company. He is a member of the Board of Trustees of Greater North Pulaski Development Corporation, a not-for-profit community development corporation. Mr. Stovall is a 1955 honors graduate of Yale University with a Bachelors of Arts degree in American Studies. Mr. Stovall is a member of the National Association of Industrial and Office Parks. Mr. Stovall is the father-in-law of Mr. Mullen.

        Michael M. Mullen.    Mr. Mullen was appointed President of the Company in December 2001 and Trustee in May 1999. He held the position of Executive Vice President and Chief Operating Officer of the Company from July 1997 to December 2001, and, from August 1993 to July 1997, was the Executive Vice President-Marketing and Acquisitions and Chief Investment and Development Officer of the Company. He was a co-founder of FCLS and served as its Vice President-Sales with responsibility for leasing, build-to-suit sales and acquisitions from 1987 to 1993. Mr. Mullen graduated from Loyola University in 1975 with a Bachelor's degree in Finance. He serves on the Board of Directors of Brauvin Trust, a privately held retail REIT. Mr. Mullen is the son-in-law of Mr. Stovall.

        Paul S. Fisher.    Mr. Fisher was appointed a Trustee of the Company in May 1999. He has been an Executive Vice President of the Company since August 1993, the Secretary, Chief Financial Officer and General Counsel of the Company since 1991 and was appointed the President and Chief Executive Officer of all of the Company's subsidiaries in December 2001. Between 1988 and 1991, Mr. Fisher was Vice President-Finance and Acquisitions of Miglin-Beitler, Inc., a Chicago-based office developer. From 1986 to 1988, Mr. Fisher was Vice President-Corporate Finance, at The First National Bank of Chicago. From 1982 through 1985, he was Vice President-Partnership Finance, at VMS Realty, a Chicago-based real estate syndication company. Mr. Fisher graduated from The University of Notre Dame, summa cum laude, with a Bachelor of Arts degree in Economics in 1977 and was elected to Phi Beta Kappa. Mr. Fisher received his Doctor of Law degree from The University of Chicago School of Law in 1980. He serves on the advisory board of the Guthrie Center for Real Estate Research at the Kellogg Graduate School of Management.

        Rockford O. Kottka.    Mr. Kottka has been Executive Vice President and Chief Accounting Officer of the Company since July 2000 and the Treasurer of the Company since 1989. From 1978 to 1989, Mr. Kottka served as the Vice President and Controller of Globe Industries, Inc., a Chicago based manufacturer of roofing and automotive acoustical materials. Mr. Kottka graduated from St. Joseph's Calumet College in 1975 with a Bachelor of Science degree in Accountancy. Mr. Kottka is a certified public accountant. He serves on the advisory board of Welton Enterprises; a privately held real estate company located in Madison, Wisconsin, and is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.

        Paul T. Ahern.    Mr. Ahern has been Executive Vice President, Chief Investment Officer and Director of Portfolio Operations since February 1999. From June 1994 to February 1999, Mr. Ahern served as Senior Vice President of Investments of the Company. From June 1985 to June 1990, he was an investment analyst, leasing agent and an investment property specialist with CB Commercial, a real estate brokerage firm. From June 1990 to January 1993, he was an investment property specialist for American Heritage Corporation, a real estate investment firm. Mr. Ahern graduated from Indiana University in 1982 with a bachelor's degree in accounting. Mr. Ahern is a member of The Society of Industrial and Office Realtors.

        Nicholas C. Babson.    Mr. Babson has been an independent trustee of the Company since December 1993. Mr. Babson currently serves as Chief Executive Officer of Babson Holdings, Inc. an investment company serving the interests of the Babson family. He has held this position for the past four years. Prior to this position, Mr. Babson served as Chairman and CEO of Babson Bros. Co., a worldwide distributor and manufacturer of dairy equipment, located in Naperville, Illinois. Mr. Babson also serves as Vice Chairman of the Board of Trustees of the Farm Foundation. Mr. Babson's directorships for publicly traded companies, other than CenterPoint Properties Trust, include the Gehl Company (NASDAQ) and for private companies include SunTx Capital Partners, located in Dallas Texas, and RREEF America REIT II, Inc., located in Chicago, Illinois. Mr. Babson is also a member of the Board and immediate past Board Chairman of the Chicago Shakespeare Theater. Mr. Babson graduated from the University of the South with a Bachelor of Arts degree in Political Science (1968) and minor study concentration in Forestry (1972). He currently serves as Chairman of the Board of Regents of that university.

        Norman R. Bobins.    Mr. Bobins has been an independent trustee of the Company since March 1998. Mr. Bobins is President and Chief Executive Officer of LaSalle Bank Corporation, the parent of LaSalle Bank, and Senior Executive Vice President of ABN AMRO Bank N.V. Mr. Bobins' corporate and civic involvement includes the Board of Directors of the New York Clearing House, and directorships at RREEF America REIT II, Inc., Transco, Inc. and the Anti-Defamation League of Bonsai Broth. Mr. Bobins is also a trustee of the University of Chicago Hospitals, serves on the Council of the Graduate School of Business at the University of Chicago and serves on the boards of Spertus College, the Executive Council of Chicago Metropolis 2020, WTTW Communications, Inc., and The Field Museum and is Chairman of the Illinois Business Roundtable. He most recently joined the executive board of the Auditorium Theatre Council and the Board of Directors of the Terra Foundation for the Arts. He also serves as a member of the Board of Education of the City of Chicago. Mr. Bobins earned his B.S. from the University of Wisconsin in 1964 and his M.B.A. from the University of Chicago in 1967.

        Alan D. Feld.    Mr. Feld has been an independent trustee of the Company since December 1993. Since 1960, Mr. Feld has been associated with the law firm of Akin, Gump, Straus, Hauer & Feld, L.L.P. in Dallas, Texas. He currently serves as a Senior Executive Partner of the firm. Mr. Feld graduated from Southern Methodist University with a Bachelor of Arts degree in 1957. Mr. Feld received his LL.B. degree from the Southern Methodist University in 1960. He has served as a member of the Texas State Bar since 1960 and a member of the District of Columbia Bar since 1971. He has served as a member of the Board of Trustees of Brandeis University (1986 - 1996) and presently serves on the Board of Trustees of Southern Methodist University. He also serves on the Board of Directors of Clear Channel Communications, Inc., a New York Stock Exchange listed company, and is a Trustee of the AMR AAdvantage Funds (Mutual Funds).

        Thomas E. Robinson.    Mr. Robinson has been an independent trustee of the Company since December 1993. Mr. Robinson is currently a Managing Director in the Corporate Finance Real Estate Group of Legg Mason Wood Walker, Inc., an investment-banking firm headquartered in Baltimore, Maryland, which he joined in June 1997. Prior to joining that firm, Mr. Robinson was President and Chief Financial Officer of Storage USA, Inc., a REIT headquartered in Columbia, Maryland, engaged in the business of owning and operating self-storage warehouses, which he joined in August 1994. He also serves as a director of Tanger Factory Outlet Centers, Inc. Mr. Robinson served as National Trustee of REIT Advisory Services for the national accounting firm of Coopers & Lybrand from 1989 to 1993. From 1981 to 1989, Mr. Robinson served as Vice President and General Counsel for the National Association of Real Estate Investment Trusts. Mr. Robinson received his Bachelor's degree from Washington and Lee University, his Master's degree in taxation from Georgetown University Law School, and his Juris Doctorate degree from Suffolk University Law School.

        John C. Staley.    Mr. Staley has been an independent trustee of the Company since November 2002. Mr. Staley retired from Ernst & Young LLP in 2001 after serving in numerous positions with that firm from 1965, the last of which was area managing partner for the Lake Michigan area. He serves on the advisory board of two privately held companies, Carl Buddig & Co. and Brook Furniture, Ltd., and on the Board of Directors of one other publicly held company, eLoyalty Corp. He intends to join the board of HOSPIRA, another publicly held company, in May 2004. He is Chairman of the Board of Trustees of DePaul University, a member of the National Board of Directors of the Lyric Opera of Chicago and a member of the Commercial Club. He received his B.S. degree from the College of the Holy Cross and his J.D. from DePaul University School of Law. He completed the Advanced Management Program of Harvard University's Graduate School of Business Administration. Prior to retiring, he was a member of the American Institute of Certified Public Accountants and the Illinois CPA Society; he has also been a lecturer on taxation in the Masters of Taxation program at DePaul University School of Law.

Board of Trustees and Corporate Governance

        Number of Meetings.    During 2003, the Board of Trustees held seventeen meetings. Each trustee attended more than 75% of the aggregate of the meetings of the Board of Trustees and the meetings held by Board committees on which he served.

        Attendance at Annual Meetings.    All trustees properly nominated for election are expected to attend the Annual Meeting of Shareholders. At the 2003 Annual Meeting of Shareholders, all of the trustees nominated for election attended the meeting.

        Trustee Independence.    The Nominating and Corporate Governance Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Seven of the Company's ten trustees are non-employee trustees. The Board has adopted categorical standards for determining whether trustees are independent and without a material relationship with the Company for purposes of the requirements of the New York Stock Exchange. Under the Company's categorical standards, a trustee will be deemed independent if he or she satisfies the following requirements:

  •
  the trustee has not been an employee of the Company within the last 5 years (not including service as interim Chairman or Chief Executive Officer);

  •
  the trustee has not been, within the last 5 years, an employee or other affiliate of the Company's present or former auditor or an affiliate of that auditor;

  •
  the trustee has not been, within the last 5 years, part of an interlocking relationship in which an executive officer of the Company served on the compensation committee of another company that employs the trustee;

  •
  if the trustee serves as a compensated officer or director or regular employee of a charitable organization, the Company or an executive officer of the Company shall not have given more than the greater of $200,000 or 2% of such organization's annual budget in any of the Company's preceding 5 fiscal years;

  •
  the trustee has no personal services contract with the Company or otherwise receives any remuneration directly from Company other than the standard compensation arrangements applicable to trustees generally and fees and equity the trustee is entitled to receive by serving as a member of the Board or any committee of the Board;

  •
  the trustee is not and has not been for the last 5 years an officer, trustee or affiliate of any entity that is a tenant of the Company that (i) in the aggregate represents, together with any affiliate of such entity, more than 2% of the Company's annual gross revenue; or (ii) the loss of such entity as a tenant would result in a reduction in the Company's net operating income or funds from operation of more than 2% in any fiscal year/quarter;

  •
  the trustee is not and has not been for the last 5 years an officer, trustee or affiliate of any entity that is a supplier, advisor or consultant (other than the Company's independent auditor) of the Company if the revenue generated from the Company by such entity together with any affiliates of such entity represents greater than 2% of such entity's gross revenue in any fiscal year;

  •
  the trustee has not in any of the last 5 years received any direct or indirect remuneration in excess of 5% of such trustee's gross income in such year for negotiating, brokering or otherwise facilitating any transaction between the Company and any third party;

  •
  the Company has not made any personal loan to the trustee that is currently outstanding;

  •
  the trustee is not an officer, trustee or affiliate of any joint venture partner of the Company or any of its affiliates; and

  •
  the trustee has no immediate family members in the categories listed above. An "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        Information provided by the trustees and the Company did not indicate any material relationships under the standards described above which would impair the independence of any of the non-employee trustees except Mr. Stovall. Based on the report and recommendation of the Nominating and Corporate Governance Committee, and after considering the relationships discussed below under the caption entitled "Certain Relationships and Related Transactions," the Board has determined that each of its non-employee trustees except Mr. Stovall satisfies the Company's categorical standards for independence.

        Executive Sessions of Independent Trustees and Communications between Shareholders and the Board. The Board holds executive sessions of its independent trustees generally following each regularly scheduled meeting of the Board. The Presiding Trustee, for purposes of leading these meetings, is the Chairman of the Board if independent (or that Co-Chairman that is independent) and the Chairman of the Audit Committee if the Chairman or no Co-Chairman is independent.

        Interested parties, including shareholders, may communicate directly with Martin Barber (our independent Co-Chairman), the Chairman of the Audit Committee or the non-employee trustees as a group by writing to those individuals or the group at the following address: CenterPoint Properties Trust, 1808 Swift Drive, Oak Brook, Illinois 60523. If correspondence is received by the Company's Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent trustees of the Board. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist the Company in effectively addressing your concern, you may choose to remain anonymous, and the Company will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

        Corporate Governance Guidelines.    The Company is committed to the highest standards of corporate governance. On the recommendation of the Nominating and Corporate Governance Committee, the Board adopted a set of Corporate Governance Guidelines, which, among other things, sets forth the Board membership criteria, the role of the Board and the procedures for conducting Board meetings. The desired personal and experience qualifications for trustee nominees is described in more detail below under the caption "Trustee Nominations to be Considered by the Board." The current guidelines and the written charters for each committee described below appear on our website at www.centerpoint-prop.com; click on the "Our Company" link, then the "Corporate Governance" link.

        The Board of Trustees of the Company has the following standing committees: Asset Allocation, Audit, Compensation and Nominating and Corporate Governance Committees. The Company's Board of Trustees has adopted written committee charters for each of these committees. Each such charter is available on the Company's website, as described above.

        Asset Allocation Committee.    The Asset Allocation Committee is comprised of two trustees, Messrs. Babson and Stovall, one of whom is an independent trustee, as independence is defined in the New York Stock Exchange listing standards. The Asset Allocation Committee is authorized to review proposed acquisitions of real estate that have previously been approved by the Company's investment committee but require committee approval consistent with Board guidelines. In approving acquisitions, the Asset Allocation Committee considers, among other things, the quality of the real estate, the creditworthiness of the tenant, the guidelines mandated by the Board of Trustees for speculation, the rates of return on investment in compliance with pre-established Board guidelines and any unusual factors to the transaction. The Asset Allocation Committee held fourteen meetings during 2003.

        Audit Committee.    The Audit Committee is comprised of four trustees, Messrs. Barber, Bobins, Robinson and Staley, all of whom are independent trustees, as independence is defined in the New York Stock Exchange listing standards. The Audit Committee is authorized to review management's accounting and control practices and compliance with prevailing financial reporting standards, to make recommendations to the Board of Trustees regarding financial reporting policy, and to oversee the Company's annual audit. The Audit Committee held ten meetings during 2003.

        The Board has determined that each member of the Audit Committee satisfies the financial literacy qualifications of the New York Stock Exchange listing standards and the "audit committee financial expert" criteria established by the Securities and Exchange Commission and has accounting and financial expertise as required under the NYSE listing rules. Each member of the Audit Committee is an "independent" trustee, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Compensation Committee.    The Compensation Committee is comprised of three trustees, Messrs. Babson, Bobins and Feld, all of whom are independent trustees, as independence is defined in the New York Stock Exchange listing standards. The Compensation Committee exercises all powers of the Board of Trustees in connection with the compensation of executive officers, including incentive compensation and benefit plans. The independent trustees on the Compensation Committee also serve as the Company's Long Term Incentive Committee and, as such, are empowered to grant restricted shares and share options in accordance with the 1995 Director Stock Plan (the "1995 Plan") and the 2003 Omnibus Employee Retention and Incentive Plan (the "2003 Plan") to the trustees, including nominees recommended by shareholders, management and other employees of the Company. The Compensation Committee held three meetings during 2003.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of three trustees, Messrs. Barber, Feld and Robinson, all of whom are independent trustees, as independence is defined in the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee is authorized to review the Company's governance practices, including the size and composition of the Board of Trustees, and to make recommendations to the Board of Trustees concerning nominees for election as trustees, including nominees recommended by shareholders. For a description of the procedures to be followed by shareholders in submitting nominee recommendations, see the paragraph below entitled "Trustee Nominations to be Considered by the Board." The Nominating and Corporate Governance Committee held four meetings during 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's trustees and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, trustees and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, trustees and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2003.

Code of Ethics and Business Conduct

        All of the Company's trustees and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by the Company's Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct covers all areas of professional conduct, including responsibilities to employees, customers, consumers, business partners and shareholders, conflicts of interest, fair dealing and the protection of confidential information, as well as the strict adherence to all laws and regulations applicable to the conduct of the Company's business. The full text of the Code of Ethics and Business Conduct is published on our website at www.centerpoint-prop.com; click on the "Our Company" link, the "Corporate Governance" link, and then "Code of Business Conduct." The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics and Business Conduct for executive officers and trustees on the Company's website within five business days following the date of such amendment or waiver.

AMENDMENT TO THE DECLARATION OF TRUST INCREASING THE AUTHORIZED
SHARES OF BENEFICIAL INTEREST
(Proposal 2)

        On March 2, 2004, the Board of Trustees recommended an amendment to the Company's Declaration of Trust to increase the authorized number of shares of beneficial interest from sixty million (60,000,000) Shares, consisting of fifty million (50,000,000) Common Shares and ten million (10,000,000) Preferred Shares, to one hundred thirty million (130,000,000) Shares, consisting of one hundred twenty million (120,000,000) Common Shares and ten million (10,000,000) Preferred Shares. Under Maryland law, the amendment requires the affirmative vote of two-thirds of all the outstanding Common Shares. Abstentions and broker non-votes have the effect of votes against this proposal.

        As of March 22, 2004, there were 23,476,838 Common Shares outstanding and 2,855,508 additional shares reserved for issuance upon exercise of share options outstanding or available for grant under the Company's stock compensation plans.

        The purpose of this proposal is to enable the Company to effect a two-for-one split of the Company's Common Shares by way of a dividend of shares that will make the Company's Common Shares affordable for a broader base of shareholders, and to issue Common Shares for other proper corporate purposes that may be identified in the future. Generally, stock splits are intended to shift the market price range of shares to a level that will facilitate increased trading activity and will broaden the marketability of the shares. An increase in the number of Common Shares authorized by the Company's Declaration of Trust is necessary for the Company to declare a two-for-one split of its Common Shares and it is the intention of the Board of Trustees to take that action if this amendment is approved. This planned share split would be affected as a dividend of one additional Common Share for each Common Share then issued, so that the resulting post-split number of shares in each account is two times the pre-split number of shares. Without approval of the proposed amendment to the Company's Declaration of Trust, the Company would not have sufficient authorized capital to declare a two-for-one split of the Company's Common Shares.

        Approval of the proposed amendment will allow the Company to effect the split of its Common Shares while maintaining sufficient Common Shares for the Company to use capital stock for future business and financial purposes. Authorized but unissued Common Shares may be used by the Company for any purpose permitted under Maryland law, including but not limited to, raising capital, providing equity incentives to employees, officers and trustees, and entering into transactions that the Board of Trustees believes provide the potential for growth and profit. Authorized but unissued Common Shares may also be used to oppose a hostile takeover attempt or to delay or prevent a change in control of the Company, although the Company has no present intention to issue shares for such purpose. The proposed amendment has been prompted by the desire to effect a two-for-one split of the Company's Common Shares, and the Company is not aware of any threat of takeover or change in control.

        Under the proposed amendment, each of the newly authorized Common Shares will have the same rights and privileges as currently authorized Common Shares. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding Common Shares of the Company nor will it change the par value of the Common Shares.

        If the proposed amendment is adopted, it will become effective upon filing of an Amendment to the Company's Declaration of Trust with the Maryland Secretary of State, which the Company expects to occur as soon as practicable after the annual meeting. The Board of Trustees also reserves the right, even if the proposed amendment is approved, not to effect the split of the Common Shares if it determines in its sole discretion that implementing the split is no longer in the best interests of the Company. In such case, the Company would not file the amendment to the Declaration of Trust and, as a result, the increase in the number of authorized shares of Common Shares would not occur.

        The Company has been advised by tax counsel that a split in the form of a share dividend would result in no gain or loss or realization of taxable income to the holders of Common Shares under existing federal tax law. Non-U.S. shareholders should consult with their financial advisors regarding tax treatment in other jurisdictions.

        THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE DECLARATION OF TRUST TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF BENEFICIAL INTEREST.

Equity Compensation Plans

        The following table summarizes information, as of December 31, 2003, relating to equity compensation plans of the Company pursuant to which options, restricted shares or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,923,321	(1)	$42.46	(1)	998,969	(2)
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	1,923,321		$42.46		998,969

(1)
These plans include the Company's 1993 Stock Option Plan (the "1993 Plan"), the 2000 Omnibus Employee Retention and Incentive Plan (the"2000 Plan"), and the 2003 Plan.

(2)
Includes the 2003 Plan only.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth information as of March 1, 2004 with respect to the beneficial ownership of the Common Shares of the Company by (1) each person who is known by the Company to own beneficially more than 5% of its Shares, (2) each trustee of the Company, (3) the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table and (4) the Company's trustees and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	3,572,370	(2)	15.28%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	3,132,923	(3)	13.40%
Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Kingdom of the Netherlands	1,980,700	(4)	8.47%
Deutsche Bank AG Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	1,553,400	(5)	6.64%
Martin Barber (Co-Chairman and Trustee)	65,359	(6)	*
John S. Gates, Jr. (Co-Chairman, Chief Executive Officer and Trustee)	784,903	(7)	3.36%
Robert L. Stovall (Vice Chairman and Trustee)	139,562	(8)	*
Nicholas C. Babson (Trustee)	37,338	(9)	*
Norman R. Bobins (Trustee)	14,477	(10)	*
Alan D. Feld (Trustee)	14,482	(11)	*
Thomas E. Robinson (Trustee)	39,585	(9)	*
John C. Staley (Trustee)	872	(12)	*
Michael M. Mullen (President, Chief Operating Officer and Trustee)	335,057	(13)	1.43%
Paul S. Fisher (Executive Vice President Secretary, Chief Financial Officer, General Counsel and Trustee)	413,677	(14)	1.77%

Rockford O. Kottka (Executive Vice President, Treasurer and Chief Accounting Officer)	122,107	(15)	*
Paul T. Ahern (Executive Vice President Chief Investment Officer and Director of Portfolio Operations)	40,224	(16)	*
All trustees and executive officers as a group (12 persons)	2,007,458	(17)	8.58%

*
Less than one percent.

(1)
Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. The number of shares beneficially owned includes shares that may be purchased under options that are exercisable in 60 days from March 1, 2004. The percent of class is calculated based on the number of shares outstanding plus such option shares held by the person or the aggregation of persons for which such percentage ownership is being determined.

(2)
As reported on a Schedule 13G filed by Davis Selected Advisors, L.P. on February 11, 2004, Davis Selected Advisers, L.P. has sole voting power and sole dispositive power with respect to all 3,572,370 Common Shares.

(3)
As reported on a Schedule 13G/A filed by FMR Corp. on February 17, 2004, FMR Corp. has sole voting power with respect to 761,519 Common Shares and has sole dispositive power with respect to all 3,132,923 Common Shares.

(4)
As reported on a Schedule 13G filed by Stichting Pensioenfonds ABP on February 6, 2004, Stichting Pensioenfonds ABP has sole voting power and sole dispositive power with respect to all 1,980,700 Common Shares.

(5)
As reported on a Schedule 13G filed by Deutsche Bank AG on February 9, 2004, Deutsche Bank AG has sole voting power with respect to 1,553,200 Common Shares and has sole dispositive power with respect to all 1,553,400 Common Shares.

(6)
Includes options to purchase 33,500 Common Shares.

(7)
Includes options to purchase 292,390 Common Shares and 725 shares owned by an IRA for the benefit of John S. Gates, Jr. Also includes 29,000 Common Shares owned by the Gates Charitable Trust, under which Mr. Gates acts as trustee and exercises voting and dispositive power with respect to such Common Shares.

(8)
Includes options to purchase 29,500 Common Shares.

(9)
Includes options to purchase 34,000 Common Shares.

(10)
Includes options to purchase 13,000 Common Shares.

(11)
Includes options to purchase 10,000 Common Shares.

(12)
Includes options to purchase 542 Common Shares.

(13)
Includes options to purchase 217,668 Common Shares.

(14)
Includes options to purchase 329,745 Common Shares.

(15)
Includes options to purchase 76,966 Common Shares.

(16)
Includes options to purchase 4,410 Common Shares.

(17)
Includes options to purchase 1,060,096 Common Shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning compensation awarded to the Company's Chief Executive Officer and the four other most highly compensated executive officers for the years ended December 31, 2003, 2002 and 2001.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)	Other Annual Compensation($)(2)	Restricted Share Award($)(3)(4)	Securities Underlying Options(#)	All Other Compensation ($)(5)
John S. Gates Jr., Chief Executive Officer	2003 2002 2001	412,667 380,435 352,935	581,058 334,328 465,000	68,723 50,999 36,926	552,641 396,383 475,478	87,943 56,907 75,000	7,000 5,500 5,250
Michael M. Mullen President and Chief Operating Officer	2003 2002 2001	355,925 328,500 306,000	490,061 285,817 469,000	93,984 74,928 58,680	552,641 463,258 950,956	87,943 56,907 50,000	6,000 5,500 5,250
Paul S. Fisher Executive Vice President, Secretary, Chief Financial Officer and General Counsel	2003 2002 2001	334,755 318,240 306,000	436,331 234,202 328,500	61,413 37,974 24,254	497,354 297,312 475,478	77,149 42,680 75,000	6,000 5,500 5,250
Rockford O. Kottka Executive Vice President, Treasurer and Chief Accounting Officer	2003 2002 2001	223,192 212,160 204,000	191,809 108,989 147,000	38,557 32,879 24,618	276,320 231,629 316,985	46,625 28,453 50,000	7,000 6,000 5,250
Paul Ahern Executive Vice President, Chief Investment Officer and Director of Portfolio Operations	2003 2002 2001	313,154 286,416 275,400	308,794 189,434 203,850	98,891 71,123 49,237	828,961 594,624 633,971	-0- -0- -0-	6,000 5,500 5,250

(1)
Includes amounts deferred at the election of the named executive officer under the Company's 401(k) Plan.

(2)
Represents dividend payments on restricted shares.

(3)
Restricted shares awarded under the 2000 Plan will vest eight years from the date of the grant; however, restricted shares may vest earlier as follows: (i) if total shareholder return averaged over a consecutive sixty day trading period commencing no earlier than two years from the date of the grant is greater than a target established by the Compensation Committee at the time of the respective award, all of the restricted shares awarded for such year will vest; (ii) upon the death, disability or retirement of a participant, the number of vested shares will be determined by dividing the number of months which have elapsed from the date of such award by 96; or (iii) in the event of a change of control of the Company, all of the restricted shares previously awarded will vest. Dividends are paid on the restricted shares to the same extent as on any other Common Shares.

(4)
At December 31, 2003, 212,733 restricted shares were outstanding having a market value of $16,891,000.

(5)
Represents the Company's matching contribution to the 401(k) Plan.

Option Tables

        The following table sets forth, for the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table, information with respect to option grants during the last fiscal year and potential realizable values for such option grants for the term of the options.

Option Grants in Fiscal Year Ended December 31, 2003

Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
		Percent of Total Options Granted to Employees in the Year Ended December 31, 2003
Name	Number of Securities Underlying Options Granted (#)		Exercise or Base Price ($/Share)		Expiration Date
						5%($)	10%($)
John S. Gates, Jr.	31,881 56,062	29.35%	$ $	56.30 61.35	3/7/2013 6/10/2013	1,128,803 2,163,023	2,860,609 5,481,524
Michael M. Mullen	31,881 56,062	29.35%	$ $	56.30 61.35	3/7/2013 6/10/2013	1,128,803 2,163,023	2,860,609 5,481,524
Paul S. Fisher	26,693 50,456	25.75%	$ $	56.30 61.35	3/7/2013 6/10/2013	945,113 1,946,728	2,395,102 4,933,391
Rockford O. Kottka	46,625	15.55%		$56.30	3/7/2013	1,650,841	4,183,554
Paul Ahern	-0-	0%		—	—	—	—

        The following table sets forth, for the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table, information with respect to option exercises during the last fiscal year and option values at the end of the last fiscal year.

Aggregated Option Exercises in Fiscal Year Ended December 31, 2003
Option Values at December 31, 2003

			Number of securities underlying unexercised options at fiscal year end(6)(#)	Value of unexercised in-the-money options at fiscal year end(8)($)
	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable/ unexercisable(7)	Exercisable/ unexercisable(7)
John S. Gates, Jr.	2,952	114,346(1)	240,933/206,417	9,575,273/4,985,343
Michael M. Mullen	51,258	1,638,192(2)	201,928/231,417	7,484,128/5,906,343
Paul S. Fisher	13,733	630,291(3)	296,759/244,737	11,401,352/6,649,300
Rockford O. Kottka	20,000	609,423(4)	56,866/116,128	1,995,142/3,010,736
Paul Ahern	27,331	837,622(5)	-0-/4,410	-0-/188,913

(1)
Based on the difference between exercise price of $33.875 per share and the closing price of the Common Shares as reported on the New York Stock Exchange on the date of exercise, November 19, 2003, which was $72.61.

(2)
Based on the difference between exercise prices of $31.50 and $33.875 per share and the closing price of the Common Shares as reported on the New York Stock Exchange on the dates of exercise, February 24, 2003 which was $55.91, February 25, 2003 which was $56.55, August 21, 2003 which was $62.94, November 21, 2003 which was $70.92, November 24, 2003 which was $71.15 and November 25, 2003 which was $71.50.

(3)
Based on the difference between exercise prices of $18.25 and $19.50 per share and the closing price of the Common Shares as reported on the New York Stock Exchange on the dates of exercise, April 17, 2003 which was $60.05, April 21, 2003 which was $59.83 and November 26, 2003 which was $71.37.

(4)
Based on the difference between exercise prices of $31.50, $32.0625 and $33.875 per share and the closing price of the Common Shares as reported on the New York Stock Exchange on the date of exercise, July 30, 2003, which was $62.81.

(5)
Based on the difference between exercise prices of $22.50, $31.50, $32.0625 and $33.875 per share and the closing price of the Common Shares as reported on the New York Stock Exchange on the date of exercise, August 27, 2003, which was $63.50.

(6)
All options are for Common Shares.

(7)
The first number appearing in the column refers to exercisable options, and the second number refers to unexercisable options. Options become exercisable at the rate of 20% per year and are fully exercisable five years after the date of the grant. Upon a change of control, all unvested options become exercisable.

(8)
Based on the difference between exercise prices of $22.50, $31.50, $33.875, $32.0625, $34.9375, $41.00, $45.90, $56.30 or $61.30 per share, as the case may be, and the closing price of the Common Shares on December 31, 2003 of $74.90 per share as reported on the New York Stock Exchange.

Long-Term Incentive Plan Awards Table

        The following table sets forth, for the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table, information with respect to long-term incentive awards during the last fiscal year. For additional information on these awards, see "Board Compensation Committee Report on Executive Compensation—Long-Term Incentive Plan" below.

Long-Term Incentive Plans—Awards in Fiscal Year Ended December 31, 2003

Estimated Future Payouts Under Non-Stock Price-Based Plans
Performance or Other Period Until Maturation or Payout Restricted Shares(2)/Options(3)
Name	Number of Shares, Units or Other Rights(#) Restricted Shares(1)/ Options(1)		Threshold Restricted Shares($)/ Options(#)	Target Restricted Shares($)/ Options(#)	Maximum Restricted Shares($)/ Options(#)
John S. Gates, Jr.	9,816/87,943	03/07/2011/ 06/10/2013	$275,000/ 47,000	$550,000/ 94,000	$1,100,000/ 188,000
Michael M. Mullen	9,816/87,943	03/07/2011/ 06/10/2013	$184,500/ 25,000	$369,000/ 50,000	$738,000/ 100,000
Paul S. Fisher	8,834/79,149	03/07/2011/ 06/10/2013	$132,500/ 22,500	$265,000/ 45,000	$530,000/ 85,000
Rockford O. Kottka	4,908/46,625	03/07/2011/ 03/07/2013	$75,000/ 12,500	$150,000/ 25,000	$300,000/ 50,000
Paul Ahern	14,724/-0-	03/07/2011/ N/A	$125,000/ 21,250	$250,000/ 42,500	$500,000/ 85,000

(1)
Awards are measured on rate of goals established by the Company's independent trustees, with a 25% weighting factor assigned to total shareholder return and a 75% weighting factor assigned to return on total invested capital.

(2)
Restricted shares awarded under the 2000 Plan and the 2003 Plan will vest eight years from the date of the grant; however, restricted shares awarded under such plans may vest earlier if total shareholder return averaged over a consecutive sixty day trading period commencing no earlier than two years from the date of the grant is greater than 60%, in which case all of the restricted shares awarded for such year will vest.

(3)
Options expire ten years after the date of grant and vest equally over a five year period.

Compensation of Trustees

        Each trustee who is not an employee of the Company is entitled to receive an annual fee of $25,000, except for Martin Barber, one of our co-Chairmen, who receives $35,000, at least 50% of which is payable in Common Shares. Trustees may elect to receive up to 100% of the annual fee in Common Shares under the Company's 1995 Plan, as amended. The Company also pays its non-employee trustees a fee of $1,500 for attendance at each meeting of the Board, but only $1,000 if telephonic, and the Company reimburses independent trustees for travel expenses incurred in connection with their activities on behalf of the Company. Under the 1995 Plan, as amended, each independent trustee was awarded 206 Common Shares on May 16, 2003, except Martin Barber who was awarded 289 Common Shares, in lieu of the cash portion of his annual retainer fee. Trustees who are employees of the Company are not paid any trustees' fees.

        Other fees paid to non-employee trustees include an annual fee of $2,500 for the Chairman of the Nominating and Corporate Governance Committee, $5,000 for the Chairman of the Compensation Committee, $6,000 for the Chairman of the Audit Committee and $10,000 for each member of the Asset Allocation Committee except Robert Stovall. For attendance at committee meetings, a payment of $1,500 is made to each member of the Audit Committee and $1,000 for each member of the Nominating and Corporate Governance Committee and Compensation Committee. No fee is paid for attendance at the Asset Allocation Committee.

        Robert Stovall, Vice Chairman and the retired Executive Vice President and Chief Operating Officer of the Company, receives $100,000 annually pursuant to a non-competition agreement. The agreement, effective upon his retirement on October 31, 1997, continued until December 31, 2000 and has been extended by the Board of Trustees through the annual meeting on May 18, 2004.

        Non-management trustees were eligible for the grant of options under the Company's 2000 Plan and 2003 Plan. Under the 2003 Plan, each non-management trustee was granted options on May 16, 2003 to acquire 5,000 Common Shares, except Martin Barber and Robert Stovall who were each awarded options to acquire 6,500 Common Shares, at $60.55 per share, expiring on May 16, 2013. Under the 2003 Plan, options become exercisable at the rate of 20% per year and are fully exercisable five years after the date of the grant. Upon a change of control, all unvested options become exercisable.

Employment Contracts

        The Company's executive officers (the persons named in the Summary Compensation Table) have entered into employment agreements with the Company, which expired on February 22, 2004. The Board has extended the terms of the expired contracts through August 1, 2004 while it reviews new employment agreements to replace the expired agreements. The original agreements had a term of five years, subject to earlier termination, with or without "cause" by the Company. The current terms of the extended contracts provide that if the termination is within 24 months after a "change in control" and is by the Company and without cause or is by the executive for "good reason" (which includes a material adverse change in the executive's duties, relocation of the executive by the Company by more than 35 miles and reduction of his compensation or benefits), the executive is entitled to receive three times his then base salary (or if greater at the time of such change in control), three times his prior year's cash bonus, outplacement services, 36 months of continued health coverage and a further payment to gross up any taxes owed by him as a result of excise taxes on such severance benefits. If termination is prior to a change in control and by the Company without cause or because of disability, the executive will receive one year's salary continuation and a prorated bonus based on the prior year's bonus and all of his unvested share options and restricted shares will vest. The agreements with the executive officers: (i) require that substantially all of their time and effort be for the benefit of the Company (all such executive officers are employed exclusively by the Company), (ii) set forth their minimum salaries and initial target cash bonus and (iii) provide for their participation in a discretionary cash bonus plan. In connection with the execution of the employment agreements, each such executive entered into a non-competition and non-solicitation agreement with the Company pursuant to which he agreed not to compete with the Company or solicit or hire any employee of the Company for a period of two years following such executive's termination from the Company. The current base salaries of the executives are as follows: Mr. Gates—$416,000; Mr. Mullen—$358,000; Mr. Fisher—$337,459; Mr. Kottka—$250,000; and Mr. Ahern—$318,713.

Compensation Committee Interlocks and Insider Participation

        The members of the Company's Compensation Committee during fiscal year 2003 included Nicholas C. Babson, Norman R. Bobins, and Alan D. Feld. Mr. Feld is the Chairman of the Committee.

        During 2003, no member of the Company's Compensation Committee was at any time during 2003 an officer or employee of the Company and no member of the Compensation Committee has formerly been an officer of the Company. In addition, no "compensation committee interlocks" existed during fiscal year 2003.

Board Compensation Committee Report on Executive Compensation

Mission of the Compensation Committee

        The Board of Trustees has delegated to the Compensation Committee strategic and administrative responsibility for the Company's management compensation strategy and incentive compensation plans. The Committee's basic responsibility is to assure that the Chief Executive Officer, other officers and key management of the Company are compensated fairly and effectively in a manner consistent with the Company's stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

Pay-for-performance Plan

        In July 1994, based on the report of an independent consultant, Towers Perrin, and the recommendations of the Compensation Committee, the Company's Board of Trustees approved a pay-for-performance compensation plan (the "Plan"). The Plan is designed to provide competitive compensation levels within the Company's industry and incentive pay that varies based on corporate, departmental or profit center and individual performance. To achieve this objective, the Plan contemplates that the Company generally will maintain base salary levels for its employees at or about the median compensation level for persons holding similar positions within the industry, based on information drawn from compensation surveys and compensation consultants, but that employees will have an opportunity to receive a total compensation package significantly greater than the median based upon their contribution to the Company's attainment of its growth and profit objectives. For certain senior management employees, the Plan contemplates that base salary levels will generally be somewhat below the median, to further emphasize pay for performance through incentives. The Plan includes three elements: a salary management system, an annual incentive plan and a long-term incentive plan.

        In October 1997, the Board of Trustees engaged FPL Associates to provide recommendations regarding modifications to the Plan. The Board of Trustees adopted certain of the recommendations of FPL to modify the long-term incentive plan, as set forth below.

        In November 2002, the Board of Trustees engaged Towers Perrin to assess its total reward programs. Although they suggested some key opportunities for improvement, overall, they reported that the reward levels are achieving the Company's stated competitive objective and the reward programs are generally aligned with the business strategy and are meeting the Company's needs. In March 2003, the Board of Trustees adopted certain of the recommendations of Towers Perrin to modify the Plan, as set forth below.

Salary Management System

        Under the Plan, the Company has established a salary structure by individual position within a range of plus or minus 25% of the median marketplace rate for that position. Annual salary rates for specific individuals will vary within the range for such position based on such individual's experience and qualifications. The Board of Trustees, based on the recommendations of the Compensation Committee, establishes a budget for aggregate merit increases each year based on marketplace practices, the Company's ability to pay and the attainment of the Company's overall objectives. Individual merit increases generally are expected to range from 0% to10% of salary. Annual merit increases are based on individual performance levels gauged by performance appraisals conducted every six months as well as an assessment of market competitive compensation levels based on a review by FPL.

        Salary adjustments are made as of March 16 each year, effective for the following 12 months. The average increase in executive salaries effective as of March 16, 2004 was approximately 1.5%.

Annual Incentive Plan

        The annual incentive plan is performance-driven, provides cash awards based on the success of the Company in any fiscal year and provides motivation to accomplish objectives that are critical to the Company's success. The Company will annually establish threshold, target and maximum award opportunities for each position, based on satisfaction of certain criteria. The target award opportunities will generally be established consistent with median rates for comparable positions. Cash awards are declared and paid following completion of the Company's annual audit in the first quarter of each year, based on performance during the prior year.

        The criteria and the relative weights assigned to the criteria vary depending on an employee's position. For the Company's Chief Executive Officer, (i) an 80% weighting factor is assigned to the Company's overall corporate performance determined by reference to Funds from Operations ("FFO") per share, success of the Company's processes and systems and the overall results of a tenant satisfaction survey conducted by CEL & Associates, a leading surveyor of tenant satisfaction for the real estate industry, under the supervision of the Compensation Committee, and (ii) a 20% weighting factor is assigned to a non-formula assessment of individual performance as gauged by performance appraisal results. For executive officers with departmental functions, (i) a 50% weighting factor is assigned to the Company's overall corporate performance determined by reference to the same measures as described above, (ii) a 30% weighting factor is assigned to qualitative departmental performance, and (iii) a 20% weighting factor is assigned to a non-formula assessment of individual performance as gauged by performance appraisal results. For executive employees in charge of property management for particular regions, (i) a 40% weighting factor is assigned to overall corporate performance based on the same measures as described above, (ii) a 40% weighting factor is assigned to regional performance, determined by comparison of regional portfolio operating income to budget, regional days outstanding in accounts receivable and the results of a regional tenant satisfaction survey, and (iii) a 20% weighting factor is assigned to a non-formula assessment of individual performance as gauged by performance appraisal results. For each class of executive employees, points will be assigned based on achievement of performance standards within each performance category and points will be used to determine eligibility for threshold, target or maximum awards.

        In March 2003, the Compensation Committee assigned each executive officer a cash incentive award opportunity for 2003, expressed as a percentage of salary, based on the attainment of threshold, target and maximum performance levels. Depending on position, the low range was between 60% and 100% of salary, while the high range was between 120% and 200% of salary. In March 2004, the Compensation Committee determined that the performance of the executive officers entitled them to cash incentive awards ranging from approximately 110.3% to 191.8% of salary.

Long-Term Incentive Plan

        Based on an analysis of the Company's long-term incentive plan by FPL, the Board of Trustees decided in March 2000 to make the plan consist of a combination of share option grants and restricted share grants under the 1995 Plan for Company executives and consist solely of restricted share grants for remaining employees. In May 2000, the shareholders adopted the 2000 Omnibus Employee Retention and Incentive Plan ("the 2000 Plan") to allow the Company to continue making share-based awards as part of the Plan. In accordance with the 2000 Plan, no other grants have been made under the 1993 Plan or the 1995 Plan. In May, 2003, the shareholders adopted the 2003 Plan to allow the Company to continue making share-based awards as part of the Plan. Since the adoption of the 2003 Plan, no other grants have been made under the 2000 Plan.

        In March 2003, the Board of Trustees modified the vesting on restricted shares and restricted share equivalents. Although the time vesting has not changed, currently a two year minimum and eight year maximum, the performance hurdle for vesting was changed from a 60% increase in total shareholder return to a step vesting whereby 20% portions of the grant will vest upon attaining a 30%, 40%, 50%, 60%, and 70% increase in total shareholder return. These changes are effective for the 2003 calendar year for awards made in 2004.

        The performance standards adopted by the Compensation Committee for the awards, applicable to all employees participating in the long-term incentive plan, are tied to material increases in shareholder value. Under the standards, employee performance is measured based upon rate of return goals established by the Company's independent trustees, with a 25% weighting factor assigned to total shareholder return and a 75% weighting factor assigned to return on total invested capital. For each of these factors, the Compensation Committee annually establishes threshold, target and maximum award opportunities for each employment position.

        Like cash awards, share option and restricted share awards are made in the first quarter of each year following completion of the annual audit, based on performance during the prior year. In March 2004, the Board of Trustees made share option and restricted share awards based upon attainment of the standards in 2003. Based on its evaluation of employees' attainment of these standards in 2003, the Compensation Committee, under the 2003 Plan, awarded share options totaling 361,251 shares, restricted share grants totaling 57,918 shares and performance units totaling 11,296.

Compensation of the Chief Executive Officer

        During 2003, the Company's Chief Executive Officer was paid a salary at the rate of $400,000 per annum through March 15, 2003 and at a rate of $416,000 for the balance of the year pursuant to his employment contract. As part of a review of the Company's salary structure in March 2004, FPL conducted a survey of the salaries paid by the Company to executive employees. Mr. Gates' salary, at that time, was approximately 101% of the median for the Company's industry reported in the survey, which is within the Company's salary objectives. In March 2004, Mr. Gates' salary was not increased but remains at $416,000.

        In March 2003, the Compensation Committee assigned to Mr. Gates an incentive award opportunity for 2003, expressed as a percentage of salary, based on corporate and individual performance meeting or exceeding threshold, target or maximum levels. As indicated above, an 80%

weighting factor was assigned to corporate performance determined by reference to FFO per share, success of the Company's processes and systems implementation, and the overall results of an independent tenant satisfaction survey conducted under the supervision of the Compensation Committee. A 20% weighting factor was assigned to individual performance, based on success in designing and implementing internal processes, systems and organizational development initiatives designed to maintain the highest levels of tenant satisfaction and the internal capacity and controls necessary to sustain continuing high levels of growth. On the basis of points awarded in each of these categories, the Compensation Committee in March 2004 awarded Mr. Gates a cash bonus of $797,802, or 191.8% of salary.

        Also in March 2004, the Compensation Committee, applying the performance standards for long-term incentives, approved an award to Mr. Gates of 126,438 share options and 9,420 restricted share grants, representing an award 144.5% above the target level for shareholder return and return on total invested capital.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct annual compensation in excess of $1 million paid to any of our top executive officers. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. Stock option grants under our long-term incentive plans have been designed so that any compensation deemed to be paid in connection with the exercise of option grants will qualify as performance based compensation which is not subject to the $1 million deduction limitation. It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

                      Alan D. Feld, Chairman
                      Nicholas C. Babson
                      Norman R. Bobins

MATTERS RELATING TO AUDITORS

        Representatives of PricewaterhouseCoopers LLP, our auditors, are expected to be present at the annual meeting to respond to questions and may make a statement if they so desire.

Fees

Audit Fees

        For calendar years 2002 and 2003, the total fees billed by PricewaterhouseCoopers LLP for the annual audit, for the review of financial statements included in the Company's Forms 10-K and 10-Q, and comfort letters totaled $347,956 and $371,512, respectively.

Audit-Related Fees

        For calendar years 2002 and 2003, audit-related fees billed by PricewaterhouseCoopers LLP for employee benefit plan audits, internal control reviews, attest services that are not required by statute or regulations, consultations concerning financial accounting and reporting standards and consultations concerning Section 404 of the Sarbanes-Oxley Act totaled $150,595 and $199,649, respectively.

Tax Fees

        For calendar years 2002 and 2003, the tax fees billed by PricewaterhouseCoopers LLP for tax compliance, tax planning and tax advice totaled $524,670 and $340,200, respectively.

All Other Fees

        Except for those described above, no other fees were billed to the Company by PricewaterhouseCoopers LLP in the last two fiscal years.

        100% of the services described under the captions above entitled "Audit-Related Fees" and "Tax Fees" were approved by the Company's Audit Committee.

Pre-Approval Policy

        The Audit Committee is responsible for approving in advance all audit and permitted non-audit services to be performed for the Company by its independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit and permissible non-audit services provided by the Company's independent auditor. Prior to engagement of the independent auditor for the next year's audit, management or the independent auditor submits to the Audit Committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined in the paragraphs above. Prior to engagement, the Audit Committee approves in advance these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent auditor. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting.

Board Audit Committee Report

        The Audit Committee provides independent oversight of the Company's accounting functions and monitors the objectivity of the financial statements prepared under the direction of management. In addition, the Committee reviews major accounting policy changes by quarterly reviews, approves the scope of the annual independent audit processes, monitors nonaudit services provided by the independent auditors, and monitors Company activities designed to assure compliance with the Company's ethical standards. The Committee is composed of four trustees and operates under a written charter adopted by the Company's Board of Trustees, a copy of which is attached as Exhibit A hereto. The trustees are independent, as independence is defined within Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards.

        The Committee has reviewed the audited consolidated financial statements of the Company for 2003 with management, who has represented to the Committee that these financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with management the quality as well as the acceptability of the accounting principles employed, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

        The Committee also reviewed the consolidated financial statements of the Company for 2003 with PricewaterhouseCoopers LLP, the Company's independent auditors for 2003, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

        The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence. The Committee considered the compatibility of nonaudit services provided by PricewaterhouseCoopers LLP to the Company with PricewaterhouseCoopers LLP independence.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Trustees, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended 2003 for filing with the Securities and Exchange Commission. The Committee has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for 2004.

        Representatives from PricewaterhouseCoopers LLP will be at the annual meeting to make a statement, if they choose, and to answer any questions of shareholders present at the meeting.

                      John C. Staley, Chairman
                      Martin Barber
                      Norman R. Bobins
                      Thomas E. Robinson

Trustee Nominations to be Considered by the Board

        Nominations for the election of trustees may be made at times other than at the Annual Meeting of Shareholders of the Board of Trustees or by shareholders entitled to vote generally in the election of trustees. For a nomination to be properly made by any shareholder and considered for recommendation by the Board to the shareholders and included in the Company's proxy statement for the 2005 annual meeting, written notice of such shareholder's nomination must be given to the Secretary of the Company (and must be received by the Secretary of the Company) by December 2, 2004. The shareholder's notice must set forth the following with respect to each proposed nominee: (1) the name, age, business address and, if known, residence address of the nominee; (2) the principal occupations or employment of the nominee for the past five years; (3) the number of shares of the Company which are beneficially owned by the nominee; (4) other trusteeships held by the nominee; (5) the names of business entities of which the nominee owns a ten percent or more beneficial interest; and (6) all other information with respect to the nominee required by the proxy rules of the Securities and Exchange Commission in effect at the time the notice is submitted. In addition, the notice must be accompanied by a statement signed by the nominee confirming that the nominee consents to being a nominee and intends to serve as a trustee if elected, and confirming the information about him set forth in the notice. In order for a shareholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Nominating and Corporate Governance Committee.

        The Company evaluates nominees recommended by shareholders in the same manner in which it evaluates other trustee nominees. The Company has established through its Nominating and Corporate Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by shareholders, and address the issues of diversity and background. The Board, with the assistance of the Nominating and Corporate Governance Committee, selects potential new Board members using the criteria and priorities established from time to time. Desired personal qualifications for potential trustee nominees include: personal integrity; loyalty to the Company and concern for its success and welfare; courage to criticize and to apply sound business ethics, and sound and independent judgment; awareness of a trustee's vital part in the

Company's good corporate citizenship and corporate image; time available for meetings and consultation on Company matters; wide contacts with business and political leaders; and willingness to assume broad, fiduciary responsibility on behalf of all shareholders for the management of the enterprise. Desired experience qualifications for potential trustee nominations include: high-level experience in business or administrative activities; specialized expertise in the industry; breadth of knowledge about issues affecting the Company; and ability and willingness to contribute special competencies to Board activities. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin, or disability. The composition, skills, and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Trustees.

Comparison of Cumulative Total Return Among Company,
S&P 500 Index and NAREIT Equity Total Return Index

Performance Graph

        The following graph compares the percentage change in cumulative total return on the Company's Common Shares for the period beginning December 31, 1998 and ending December 31, 2003 with the percentage change in (a) the Standard & Poor's 500 index ("S&P") for the same period and (b) the Total Return Index for Equity REITs published by The National Association of Real Estate Investment Trusts ("NAREIT") for the same period. (The NAREIT Index for Equity REITs, which is published monthly, is an index of approximately 173 REITs which includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the ownership of real property.) Cumulative total return includes reinvestment of dividends. The historical information set forth below is not necessarily indicative of future performance.

CENTERPOINT PROPERTIES TRUST

	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003
CenterPoint Properties Trust	$100.00	$113.60	$155.28	$171.07	$205.17	$279.79
S&P 500 Index	100.00	121.04	110.02	96.94	75.52	97.18
NAREIT Equity Total Return Index	100.00	95.38	120.53	137.32	142.57	195.51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Robert Stovall, Vice Chairman and the retired Executive Vice President and Chief Operating Officer of the Company, receives $100,000 annually pursuant to a non-competition agreement. The agreement, effective upon his retirement on October 31, 1997, continued until December 31, 2000 and has been extended by the Board of Trustees through the annual meeting on May 18, 2004. Under the agreement, Mr. Stovall is also provided medical insurance coverage which totals approximately $11,000 annually.

OTHER MATTERS

        The Board of Trustees knows of no matters, which will be presented for consideration at the meeting other than the matters referred to in this statement. Should any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

        The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2003 is being furnished to shareholders simultaneously with this proxy statement.

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, ALL
SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE
ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                      By order of the Board of Trustees,

                      Paul S. Fisher
                       SECRETARY

EXHIBIT A

EXHIBIT A

CENTERPOINT PROPERTIES TRUST

Audit Committee Charter

        Organization—The Audit Committee of the Board shall have at least three members, all of whom shall be independent, as defined in the applicable rules of the exchanges and relevant law. The members of the committee must also satisfy the financial literacy requirements of exchanges and relevant law, including any requirement that one or more member be deemed a "financial expert."

        The members of the committee shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. Members shall serve for one-year terms unless reappointed. Members shall not simultaneously serve on the audit committee of more than three public companies.

        The committee shall meet at least four times each year and more frequently as circumstances dictate. As part of the responsibility to foster open communication, the committee should meet at least annually with management and the independent auditor in separate sessions to discuss any matters that the committee or one of the aforementioned groups believes should be discussed privately. Meetings may be held in person or by telephone. The committee shall report regularly to the Board and the members of the committee shall perform an annual evaluation of the committee.

        The committee shall keep a separate book of minutes of its proceedings and actions. All meetings shall be at the call of the chairman of the committee, any member of the committee, or any member of the Board. The committee shall appoint a secretary to the committee who shall give notice personally or by mail, telephone, facsimile, or Email to each member of the committee of all meetings, not later than noon of the day before the meeting, unless all of the members of the committee waive notice thereof in writing at or before the meeting, in which case the meeting may be held without advance notice. A majority of the members of the committee shall constitute a quorum for the transaction of business.

        Purpose—The committee's primary duties and responsibilities shall be:

  •
  To monitor the integrity of CenterPoint's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

  •
  To monitor the independence and performance of CenterPoint's independent auditor;

  •
  To hire and fire CenterPoint's auditor and pre-approve any non-audit engagements;

  •
  To provide an avenue of communication among the independent auditor, management, and the Board; and

  •
  To prepare a report required by SEC rules to be included in CenterPoint's annual proxy statement.

        Responsibilities & Duties—The committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditor as well as anyone in the organization. The committee has the ability to retain, at CenterPoint's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

        Although the committee has the responsibilities and powers set forth in this charter, it is not the duty of the committee to plan or conduct audits or to determine that CenterPoint's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the committee to conduct general investigations or to assure compliance with laws, regulations, or CenterPoint's compliance policies.

Review Procedures

        The committee shall review and reassess the adequacy of this charter at least annually. The committee shall submit this charter to the Board for approval and have the document published at least every three years in accordance with regulations promulgated by the SEC and exchange rules.

        The committee shall review CenterPoint's annual audited financial statements and quarterly financial statements prior to filing with the SEC or distribution to stockholders and the public. Review should include discussion with management and the independent auditor of significant issues regarding accounting principles, practices, and judgments, including CenterPoint's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Based on this review, the Committee shall make recommendations to the Board as to whether CenterPoint's financial statements should be filed with the SEC. The committee shall discuss any significant changes to CenterPoint's accounting principles and any items required to be communicated by the independent auditor in accordance with Statement on Auditing Standards (SAS) 61.

        The committee shall discuss earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP presentations, as well as financial information and earnings guidance provided to analysts and ratings agencies.

Independent Auditor

        The committee shall appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), and pre-approve all audit engagement fees and terms (including providing comfort letters in connection with securities underwritings) and all significant non-audit engagements with the independent auditor. The committee may consult with management and may delegate to one or more members of the committee the authority to pre-approve such audit services, subject to certain limitations as determined by the audit.

        The committee shall ensure the rotation of the lead audit partner as required by law and consider whether to rotate the audit firm itself.

        The committee shall, on an annual basis, review and discuss with the independent auditor all significant relationships it has with CenterPoint that could impair the auditor's independence. The independent auditor may not perform the following services for CenterPoint:

  •
  Accounting or bookkeeping services;

  •
  Internal audit services related to accounting controls, financial systems, or financial statements;

  •
  Financial information systems design and implementation;

  •
  Broker, dealer, investment banking, or investment adviser services;

  •
  Appraisal or valuation services;

  •
  Actuarial services;

  •
  Management functions or human resources; or

  •
  Legal or other expert services unrelated to the audit.

        The committee shall review the auditor's audit plan and discuss with the auditor its scope, staffing, locations, reliance upon management, and general audit approach.

        The committee shall recommend to the Board policies for hiring employees or former employees of the independent auditor who were engaged on CenterPoint's account.

        The committee shall obtain and review a report by the independent auditor describing the auditor's internal quality-control procedures. This report shall include all material issues raised by the most recent internal quality-control review or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm as well as all steps taken to deal with the issues raised by such review, inquiry, or investigation such issues.

Financial Reporting Process

        The committee shall discuss the results of the audit with the independent auditor prior to releasing year-end earnings, and shall specifically address any management judgments, accounting estimates, or audit adjustments, any disagreements with management, any difficulties encountered in performing the audit, and any other matters required to be communicated to audit committees in accordance with AS No. 61.

        The committee shall consider the auditor's judgments about the quality (not just the acceptability) and appropriateness of CenterPoint's accounting principles as applied in financial accounting. The committee shall inquire as to the independent auditor's views about whether management's choices of accounting principles appear reasonable from the perspective of income, asset, and liability recognition, and whether those principles are common practices or minority practices.

        In consultation with management and the independent auditor, the committee shall consider the integrity of CenterPoint's financial reporting processes and controls, both external and internal. The committee shall discuss with both parties any significant financial risk exposures and the steps management has taken or will take to monitor, control, and report such exposures, including CenterPoint's risk assessment and risk management policies. The committee shall review significant findings prepared by the independent auditor together with management's responses, including the status of previous recommendations.

        The committee shall review: 1) the accounting treatment accorded significant transactions; 2) any significant accounting issues, including any second opinions sought by management on accounting issues; 3) the development, selection, and disclosure of critical accounting estimates and analyses of the effects of alternative GAAP methods, regulatory and accounting initiatives, and off-balance sheet structures on the financial statements of CenterPoint; and 4) CenterPoint's use of reserves and accruals, as reported by management and the independent auditor.

Internal Controls & Legal Compliance

  •
  The committee shall review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the controller's office and shall review significant reports prepared by the controller's office and internal audit group, together with management's response and follow-up to these reports.

  •
  The committee shall review the appointment, performance, and replacement of the controller and any other senior personnel responsible for financial reporting.

  •
  The committee shall evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal controls and ensuring that all individuals possess an understanding of their roles and responsibilities.

  •
  The committee shall consider and review with management, the internal audit group, and the auditor the effectiveness or weakness of CenterPoint's internal controls and shall develop, in consultation with management, a timetable for implementing recommendations to correct identified weaknesses.

  •
  The committee shall review management's monitoring of CenterPoint's compliance with laws and its Code of Business Conduct and confirm that management has proper review systems in place to ensure that CenterPoint's financial statements, reports, and other information disseminated to governmental organizations and the public satisfy legal requirements.

  •
  The committee shall establish procedures for the receipt, retention, and treatment of complaints received by CenterPoint regarding accounting, internal accounts controls, and auditing matters.

  •
  The committee shall obtain from the auditor assurance that CenterPoint has compiled with Section 10A (audit requirements) of the Securities Exchange Act of 1934.

  •
  The committee shall request and receive reports on the design and implementation of internal controls, monitoring significant changes in such internal controls and addressing any weaknesses.

  •
  The committee shall obtain assurance that committee members are not simultaneously serving on the audit committee of more than three public companies.

        Reports of the Audit Committee—The committee shall annually prepare a report to shareholders as required by the SEC in CenterPoint's annual proxy statement.

        Miscellaneous—The committee shall perform any other activities consistent with this charter, CenterPoint's bylaws, and governing law, as the committee deems appropriate or necessary.

CENTERPOINT PROPERTIES TRUST

Dear Shareholder:

        We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

(see reverse side)

FOLD AND DETACH HERE

PROXY

CenterPoint Properties Trust

This Proxy is solicited on behalf of the Board of Trustees of
CenterPoint Properties Trust for the
Annual Meeting of Shareholders on May 18, 2004

        The undersigned hereby appoints Martin Barber, John S. Gates, Jr. and Paul S. Fisher, or any of them, jointly and severally, as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the Company's Common Shares held in the undersigned's name and shares held by the agent in the Plan, hereafter described, subject to the voting direction of the undersigned at the Annual Meeting of Shareholders to be held at 1808 Swift Drive, Oak Brook, Illinois on Friday, May 18, 2004 at 11:00 a.m or any adjournment thereof and, in the Proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting receipt of which is hereby acknowledged.

        All Common Shares to be voted hereby by the undersigned include shares, if any, held in the name of the agent, for the benefit of the undersigned, in the Company's Dividend Reinvestment and Stock Purchase Plan.

A. Election of Trustees:
01 Nicholas C. Babson 02 Martin Barber 03 Norman R. Bobins 04 Alan D. Feld 05 Paul S. Fisher	06 John S. Gates, Jr. 07 Michael M. Mullen 08 Thomas E. Robinson 09 John C. Staley 10 Robert L. Stovall

(Continued, and to be marked, dated and signed on the other side)

CENTERPOINT PROPERTIES TRUST
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed
24-hours a day, seven days a week up until the day prior to the meeting.

If you vote over the internet or by telephone, please to not mail your card.

________________________
________________________ Your vote is important. Please vote immediately.

Vote-by-Internet	[COMPUTER PICTURE]		Vote-by-Telephone	[TELEPHONE PICTURE]
OR
Log on to the Internet and go to http://www.eproxyvote.com/cnt			Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

FOLD AND DETACH HERE

☒	Please mark votes as in this example	6231

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE TRUSTEE NOMINEES AND IT WILL BE VOTED FOR THE APPROVAL OF AN AMENDMENT TO THE DECLARATION OF TRUST TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF BENEFICIAL INTEREST.

A. Election of Trustees							FOR	AGAINST	ABSTAIN
Trustee Nominees	01 Nicholas C. Babson, 02 Martin Barber, 03 Norman R. Bobins, 04 Alan D. Feld, 05 Paul S. Fisher, 06 John S. Gates, Jr., 07 Michael M. Mullen, 08 Thomas E. Robinson, 09 John C. Staley, 10 Robert L. Stovall				B.	Approval of an Amendment to the Declaration of Trust increasing the authorized number of shares of beneficial interest.	☐	☐	☐
	FOR ALL NOMINEES	FOR ☐	WITHHELD ☐	WITHHELD FROM ALL NOMINEES	The Board of Directors recommends a vote "FOR" each of the proposals.
☐					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐
	For all nominees except as written above				MARK HERE IF YOU PLAN TO ATTEND THE MEETING				☐

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, officer, partner or guardian, please give full title. If more than one trustee, all should sign.

Signature	Date	Signature	Date

QuickLinks

SHAREHOLDER PROPOSALS AND DISCRETIONARY AUTHORITY FOR THE 2005 ANNUAL MEETING
ELECTION OF TRUSTEES (Proposal 1)
AMENDMENT TO THE DECLARATION OF TRUST INCREASING THE AUTHORIZED SHARES OF BENEFICIAL INTEREST (Proposal 2)
Equity Compensation Plan Information
SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Long-Term Incentive Plans—Awards in Fiscal Year Ended December 31, 2003
MATTERS RELATING TO AUDITORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
EXHIBIT A
CENTERPOINT PROPERTIES TRUST Audit Committee Charter